AGREEMENT AND PLAN
                                       OF
                                 REORGANIZATION

                            DATED November 30, 2000,
                                      AMONG
                                  iEXALT, INC.,
                              GCN COMBINATION CORP.
                                       AND
                         GLOBAL CHRISTIAN NETWORK, INC.
                                       AND
                           ITS PRINCIPAL SHAREHOLDERS

                                TABLE OF CONTENTS
ARTICLE I         6
      DEFINITIONS AND INTERPRETATION.........................................6
    Definitions..............................................................6
    Interpretation...........................................................9
    Knowledge................................................................9
ARTICLE II        9
      THE MERGER.............................................................9
    the Merger...............................................................9
    Merger Consideration.....................................................9
    Closing and Effective Time of the Merger................................10
ARTICLE III      10
      REPRESENTATIONS AND WARRANTIES OF iEXALT PARTIES......................10
    Organization of iExalt Parties..........................................10
    Authority Relative to This Agreement....................................10
    No Violations...........................................................10
    Consents and Approval...................................................10
    iExalt Capitalization...................................................11
    iExalt Subsidiaries.....................................................11
    iExalt Financial Statements.............................................11
    Absence of Certain Changes..............................................11
    Litigation..............................................................12
    iExalt Information Statement............................................12
    Brokers.................................................................12
    Liabilities to be Paid On Closing.......................................12
ARTICLE IV       12
      REPRESENTATIONS AND WARRANTIES OF GCN PARTIES.........................12
    Organization of GCN.....................................................12
    Authority Relative to This Agreement....................................12
    No Violations...........................................................12
    Consents and Approval...................................................13
    GCN Capitalization......................................................13
    No Subsidiaries.........................................................13
    GCN Financial Statements................................................13
    Absence of Certain Changes..............................................13
    No Undisclosed Liabilities..............................................14
    GCN Properties..........................................................14
    Taxes and Tax Returns...................................................14
    Litigation..............................................................15
    Environmental Matters...................................................15
    Employee Benefit Plans..................................................16
    Material Contracts......................................................17

    Governmental Licenses and Permits: Compliance With Law~.................17
    Intellectual Property...................................................17
    Labor Matters...........................................................18
    Transactions With Affiliates:...........................................18
    GCN Information Statement...............................................18
    Brokers.................................................................18
ARTICLE V        18
      REPRESENTATIONS AND AGREEMENTS OF THE GCN PRINCIPAL SHAREHOLDERS......18
    Ownership and Status of GCN Shares......................................18
    Power of the GCN Principal Shareholder..................................18
    Approval of Merger......................................................18
    No Conflicts............................................................19
    No Litigation...........................................................19
    Preemptive and Other Rights; Waiver.....................................19
    Control of Related Business.............................................19
    Investment Representations..............................................19
ARTICLE VI       20
      iEXALT COVENANTS PENDING CLOSING......................................20
    Notice of Certain Events................................................20
    Access and Information..................................................20
    Confidentiality.........................................................20
    Consummation of Merger..................................................21
ARTICLE VII      21
      COVENANTS OF GCN PENDING CLOSING......................................21
    Conduct of Business.....................................................21
    Forbearance by GCN......................................................21
    Access and Information..................................................22
    Confidentiality.........................................................22
    GCN Shareholders' Meeting...............................................22
    Wineroth Claims.........................................................22
    Disposition of Subsidiaries.............................................23
    Consummation of Merger..................................................23
ARTICLE VIII     23
      MUTUAL CONDITIONS.....................................................23
    No Adverse Proceedings..................................................23
    GCN Shareholder Approval................................................23
ARTICLE IX       23
      CONDITIONS TO OBLIGATIONS OF iEXALT PARTIES...........................23
    Representations True At Closing.........................................23
    No Adverse Changes......................................................23
    Opinion of GCN Counsel..................................................23
    Consents................................................................23

    Resignation of Officers and Directors...................................23
    Employment Agreements...................................................23
    Releases................................................................24
    GCN Shareholder Investment Agreements...................................24
    No Dissenters...........................................................24
    Non-foreign Status Tax Certificate......................................24
    Wineroth Matters........................................................24
    Disposition of Subsidiaries.............................................24
    Other Documents.........................................................24
ARTICLE X        24
      CONDITIONS TO GCN PARTIES OBLIGATIONS.................................24
    iExalt Representations True At Closing..................................24
    No Adverse iEXALT Changes...............................................24
    Opinion of iExalt's Counsel.............................................24
    Employment Agreements...................................................25
    Other Documents.........................................................25
ARTICLE XI       25
      ADDITIONAL AGREEMENTS.................................................25
    Agreement as to Payment of GCN Back Salaries............................25
    Consents and Approvals..................................................25
    Publicity...............................................................25
    Expenses................................................................25
    Conveyance Taxes........................................................25
    Rule 144 Reports........................................................25
    Disputes................................................................26
ARTICLE XII      26
      NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................26
    Nature of Statements....................................................26
    Survival of Representations End Warranties..............................26
ARTICLE XIII     26
      INDEMNIFICATION.......................................................26
    Indemnification Regarding Article IV Representations. Warranties
     and GCN Covenant.......................................................26
    Indemnification Regarding Article V Representations and Warranties
     and GCN Shareholder Covenants..........................................27
    Indemnification by The iExalt Parties...................................27
    Limitation On Indemnification Claims....................................27
    Requests for Indemnification............................................27
ARTICLE XIV      28
      AMENDMENT AND TERMINATION.............................................28
    Amendment...............................................................28
    Waiver..................................................................28
    Termination.............................................................28
    Consequences of Termination.............................................28

ARTICLE XV       29
      GENERAL PROVISIONS....................................................29
    Tax Representations.....................................................29
    Non-business Days.......................................................29
    iExalt Shareholder Consent..............................................29
    GCN Waiver of Share Purchase Rights.....................................29
    Notices.................................................................29
    Entire Agreement........................................................30
    Assignment; Binding Effect..............................................30
    Counterparts............................................................30
    Governing Law: Jurisdiction.............................................30
    Severability of Provisions..............................................30
    Specific Performance....................................................30
    Joint Drafting..........................................................30
    Captions................................................................30
    No Third-party Beneficiaries............................................30
    Arbitration.............................................................30

                      AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (this "AGREEMENT") dated as of November 30, 2000, among iExalt, Inc., a Nevada corporation ("iEXALT"), and GCN Combination Corp., a Nevada corporation and a wholly owned subsidiary of iExalt ("MERGER SUB"), both of which are together referred to in this Agreement as the "iEXALT PARTIES, " and Global Christian Network, Inc., a Nevada corporation ("GCN"), and the undersigned shareholders of GCN (the "PRINCIPAL GCN SHAREHOLDERS") who collectively own, at the date of this Agreement, at least a majority of GCN's issued and outstanding common stock and who, collectively with GCN, are referred to in this Agreement as the "GCN PARTIES";
WITNESSETH
WHEREAS, the parties to this Agreement (the "PARTIES") wish to effect a business combination in which Merger Sub will merge into GCN in a merger (the "MERGER") TO be consummated under the General Corporation Law of Nevada, as amended (the "NGCL"), Chapter 92A of the Nevada Revised Statutes, as amended ("N.R.S.") and a Plan of Merger in the form attached as Annex A to this Agreement (the "PLAN OF MERGER"); and
WHEREAS, the parties hereto intend the Merger to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Parties agree that:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION
                                  DEFINITIONS.
In this Agreement:
"AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person with the terms "control" and "controlled" meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.
"BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.
"CHARTER DOCUMENTS" mean (i) in the case of any Person which is a corporation, its articles or certificate of incorporation and bylaws, and each certificate or other document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of the corporation's capital stock, (ii) in the case of any Person which is a partnership, its partnership agreement and, if it is a limited partnership, its certificate of limited partnership, and (iii) in the case of any Person which is a limited liability company, ITS articles or certificate of organization and ITS regulations or limited liability company agreement.
"CLOSING" has the meaning specified in Section 2.4.
"CLOSING DATE" means (i) the fifth Business Day immediately following the earliest date upon or by which all conditions to the respective obligations of the Parties set forth in Articles VIII, IX and X shall have been satisfied or waived, or (ii) such other date as iExalt and GCN may agree.
"CODE" means the United States Internal Revenue Code of 1986, as amended. "DAMAGES" mean all obligations, claims, liabilities, damages, penalties, deficiencies, losses, investigations, proceedings, judgments, fines, and reasonable costs and expenses (including reasonable costs and expenses incurred in connection with the performance of obligations, interest, bonding and court costs and attorneys', accountants', engineers', consultants' and investigators' fees and disbursements) and disbursements incurred in connection with any investigation or defense of any of the foregoing.
"EFFECTIVE TIME" means the time and date when the Merger become effective under the Plan of Merger.
"ENVIRONMENTAL CLAIM" means any claim by a Person alleging or imposing actual or potential liability (including potential liability for any investigatory cost, containment cost, control cost, prevention cost, remediation cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury, or penalty) arising out of, based on, resulting from or relating to (i) the presence, storage, transport, disposal, use, discharge, release or threatened release of any Hazardous Substance at any location, whether or not owned by the Person against which the claim is made, or (ii) circumstances forming the basis for any liability under, or any violation or alleged violation of, any Environmental Law.

"ENVIRONMENTAL LAWS" mean all applicable U.S. federal, foreign, state, local end other Laws, including common Laws and administrative or judicial interpretations of those Laws by any Governmental Entity, relating to pollution or the protection of human health and safety from the effects of pollution or the environment (which includes its ambient air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Substances, but not including zoning and land use Laws.
"ENVIRONMENTAL PERMITS" mean all permits, licenses, registrations, certifications, exemptions, approvals and other authorizations of or by any Governmental Entity required under any Environmental Law for GCN to conduct its operations as presently conducted.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "ERISA AFFILIATE" means, with respect to any Person, any trade or business, whether or not incorporated, which together with that Person would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.
"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under that Act.
"GAAP" means United States generally accepted accounting principles consistently applied throughout the specified period and, if applicable, the immediately preceding comparable period.
"GCN COMMON STOCK" means the Common Stock, $0.01 par value per share, of GCN. "GCN COMMON STOCK PURCHASE AGREEMENTS" means any and all of the Common Stock Purchase Agreements entered into by GCN with any GCN Shareholder with respect to their investment in GCN capital stock.
"GCN DISCLOSURE SCHEDULE" means the Disclosure Schedule signed for identification purposes only by the President of GCN, which GCN has delivered to, and which has been reviewed and accepted by, the iExalt Parties on or before the date of this Agreement, and which contains information relevant to the representations and warranties made by the GCN Parties in Articles IV and V. "GCN FINANCIAL STATEMENTS" has the meaning specified in Section 4.7.
"GCN >35,000 SHAREHOLDER" means any GCN Shareholder who owns of record, immediately prior to the Effective Time, 35,000 shares or more of GCN's then outstanding GCN Common Stock.
"GCN INFORMATION STATEMENT" means the GCN Information Statement dated as of __________, 2000, and prepared and provided by GCN to each of the GCN Shareholders determined as of the GCN Record Date.
"GCN MINORITY SHAREHOLDERS" means any GCN Shareholder immediately prior to the Effective Time who is not a GCN <35,000 Shares Shareholder
"GCN PRINCIPAL SHAREHOLDERS" means David E. Fritsche, Jr. and Robert A.
Fritsche individually and collectively.
"GCN RECORD DATE" means November 30, 2000, the date fixed by the GCN Board of Directors, in accordance with the NGCL and Chapter 92A of the N.R.S., for purposes of determining the GCN Shareholders eligible to receive notice of and vote at, the GCN Shareholders' Meeting.
"GCN SHAREHOLDERS" means, as of the relevant date, each holder of GCN's issued and outstanding capital stock.
"GCN SHAREHOLDERS' MEETING" means the special meeting of the GCN Shareholders referred to in Section 7.5, as it may be continued following any temporary adjournment or adjournments thereof.
"GOVERNMENTAL ENTITY" means any U.S. federal, state, local or foreign court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality. "HAZARDOUS SUBSTANCES" mean chemicals, pollutants, contaminants, wastes (including ambient wastes, hazardous wastes and liquid industrial wastes), or other substances (including toxic, deleterious or hazardous substances), as defined, listed or regulated pursuant to Environmental Laws, including asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, and petroleum and petroleum products (as those exemplary terms are defined in or regulated under the United States National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.ss. 300.1 ET. SEQ. and other Environmental Laws).
"iEXALT COMMON STOCK" means the Common Stock, $.001 par value per share, of iExalt.
"iEXALT INFORMATION STATEMENT" means the iExalt Information Statement dated as of October 4, 2000, together with the related supplement dated as of November 1, 2000, and prepared and provided by iExalt to GCN and each of the GCN Shareholders determined as of the GCN Record Date.

"iEXALT SEC FILINGS" means all forms, reports and documents filed by iExalt with the SEC since June 1, 1999.
"iEXALT STOCK OPTIONS" means the presently outstanding warrants and employee and director stock options granted under iExalt's stock option plans or otherwise as of June 15, 2000, for the purchase of an aggregate 4,741,000 shares of iExalt Common Stock of which 1,630,000 shares are exercisable on achieving certain performance levels of designated businesses.
"INVESTMENT AGREEMENTS" mean the Investment Agreements required to be delivered to the iExalt Parties by the GCN >35,000 Shareholders(other than the GCN Principal Shareholders), as provided in Section 9.8.
"LATEST GCN BALANCE SHEET" has the meaning specified in Section 4.7.
"LATEST iEXALT BALANCE SHEET" has the meaning specified in Section 3.7.
"LAW" means a law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy issued or rendered by, any Governmental Entity.
"LIEN" means a lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons, or other encumbrance of any kind.
"MATERIAL ADVERSE EFFECT" means when used with reference to a Party, a material adverse effect on the financial condition, business or results of operations of that Party and its Subsidiaries taken as a whole, without giving effect to the consummation of the Merger.
"MERGER" has the meaning specified in the preamble of this Agreement.
"MERGER CONSIDERATION" means collectively (i) the cash payment to be made by Exalt to the GCN Minority Shareholders as contemplated in Section 2.2(b) and the Plan of Merger, (ii) the Merger Shares.
"MERGER SHARES" mean the 1,532,302 shares of iExalt Common Stock to be issued by iExalt to the GCN >35,000 Shareholders in connection the Merger as contemplated in Section 2.2(a) and the Plan of Merger.
"NGCL" has the meaning specified in the preamble of this Agreement.
"NON-FOREIGN STATUS TAX CERTIFICATES" mean the Non-Foreign Status Tax Certificate required to be delivered to the iExalt parties by the GCN Shareholders, as provided in Section 9. 10.
"N.R.S." has the meaning specified in the preamble of this Agreement.
"PARTIES" has the meaning specified in the preamble of this Agreement. "PERMITTED LIENS" mean (i) those Liens with respect to assets of GCN set forth in Section 4.11 of the GCN Disclosure Schedule, respectively, (ii) those Liens reflected in the GCN Financial Statements, and (iii) Liens for wafer and sewer charges and current taxes not yet due and payable.
"PERSON" means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization, or other legal entity.
"PLAN OF MERGER" has the meaning specified in the preamble of this Agreement. "PREFERRED STOCK CLAIM" has the meaning specified in Section 7.6.
"RELEASES" mean the Releases required to be delivered to GCN and the iExalt Parties by the GCN Shareholders, as provided in Section 9.8.
"SEC" means the Securities and Exchange Commission or any successor agency. "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
"SUBSIDIARY" of a Party means an Affiliate of that Party more than 50% of the aggregate voting power (or any other voting, membership, partnership or joint venture equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Party directly or indirectly through one or more other Persons.
"TAX" means any tax of any kind, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any U.S. federal, foreign, state or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, old age security, sales and use, ad valorem, excise, franchise, business license, occupation, real property gains, payroll and employee withholding, unemployment insurance, real and personal property, stamp, environmental, transfer, workers' compensation, severance, alternative minimum, windfall, and capital taxes, and other obligations of the same or a similar nature to any of the foregoing.
"TAXING AUTHORITY" means any Governmental Entity responsible for the imposition assessment, enforcement or collection of any tax.
"TAX RETURNS" means all Tax returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority, or provide to any partner, shareholder, joint venturer or member under U.S. federal, foreign, state, or local Laws (including reports with respect to backup withholding and payment to persons other than Taxing Authorities), and annual tax returns on behalf of employee benefit plans sponsored by iExalt or GCN or any of their respective Subsidiaries or ERISA Affiliates, if any.
"WAGES" has the meaning given such term by Section 3401(a) of the Code.
"WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988.

          "WINEROTH DEBT" MEANS THE OBLIGATION OF GCN UNDER THAT CERTAIN PROMISSORY NOTE OF GCN IN FAVOR OF BARRY WINEROTH DARED 1/3/00 AND 11/17/99, IN THE ORIGINAL PRINCIPAL AMOUNT OF $200,000, THE BALANCE OF WHICH (INCLUDING ACCRUED AND UNPAID INTEREST THEREON) IS $223 935.03 AS OF OCTOBER 31, 2000

          "WINEROTH TRUST" HAS THE MEANING SPECIFIED IN SECTION 7.6.

                                 INTERPRETATION.
          CAPITALIZED TERMS DEFINED IN THIS AGREEMENT ARE EQUALLY APPLICABLE TO BOTH THEIR SINGULAR AND PLURAL FORMS. REFERENCES IN THIS AGREEMENT TO A DESIGNATED "ARTICLE" OR "SECTION" REFER TO AN ARTICLE OR SECTION OF THIS AGREEMENT, UNLESS OTHERWISE SPECIFICALLY INDICATED. ALL PRONOUNS IN THIS AGREEMENT SHALL BE CONSTRUED AS INCLUDING BOTH GENDERS AND NEUTER. IN THIS AGREEMENT, "INCLUDING" IS USED ONLY TO INDICATE EXAMPLES, WITHOUT LIMITATION TO THE INDICATED EXAMPLES, AND WITHOUT LIMITING ANY GENERALITY WHICH PROCEEDS IT.

                                   KNOWLEDGE.
           WHEN A REPRESENTATION AND WARRANTY IN ARTICLE II IS MADE TO THE "KNOWLEDGE" OF iEXALT OR THE iEXALT PARTIES, IT MEANS RECEIPT OF NOTICE BY OR ACTUAL KNOWLEDGE OF THE CHAIRMAN OF THE BOARD, THE PRESIDENT AND THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER OR VICE PRESIDENT OF EITHER iEXALT OR MERGER SUB, OR THE PRESIDENT OF ANY OTHER SUBSIDIARY OF iEXALT. WHEN A REPRESENTATION AND WARRANTY IN
          ARTICLE IV AND V IS MADE TO THE "KNOWLEDGE" OF GCN OR THE GCN SHAREHOLDERS, IT MEANS RECEIPT OF NOTICE BY OR ACTUAL KNOWLEDGE OF THE CHAIRMAN OF THE BOARD, PRESIDENT, CHIEF FINANCIAL OFFICER OR ANY VICE PRESIDENT OF GCN, OR ANY GCN PRINCIPAL SHAREHOLDER.

                                   ARTICLE II
                                   THE MERGER
                                   THE MERGER.
Simultaneously with the execution and delivery of this Agreement, the Plan of Merger is being executed and delivered by its parties. Subject to satisfaction of the conditions set forth in this Agreement and in the Plan of Merger, at the Effective Time, Merger Sub shall be merged with and into GCN in accordance with the NGCL, Chapter 92A of the N.R.S. and Plan Merger.

                              MERGER CONSIDERATION.
As more fully provided in, and subject to the terms and provisions of, the Plan of Merger, all of the shares of GCN Common Stock issued and outstanding immediately before the Effective Time will, as a result of the Merger, be converted as follows:
GCN >35,000 SHAREHOLDERS.
   All shares of GCN common Stock held by the GCN >35,000 Shareholders shall be converted into an aggregate of

   1,550,000 shares of iExalt Common Stock less shares attributable to those cashed out under paragraph (b) below.
GCN MINORITY SHAREHOLDERS.
   Each share of GCN common Stock held by a GCN Minority Shareholders shall be converted into the right to receive $1.05 per share [tied to the number of shares of iExalt Common Stock they otherwise would of received in the Merger based on the closing sales price of a share of iExalt Common Stock on a date certain, possibly day before signing or an aggregate amount of $28,032.98 for all such shares of GCN Common Stock held by all GCN Minority Shareholders as set forth in GCN Disclosure 2.2.
                    CLOSING AND EFFECTIVE TIME OF THE MERGER.
The closing of the Merger (the "CLOSING ") shall take place at the offices of iExalt.com, Inc., Houston: Texas, on the Closing Date. As soon as practicable after the Closing, GCN and Merger Sub will cause Articles of Merger incorporating the Plan of Merger to be executed and filed with the Secretary of State of Nevada as required by the NGCL and Chapter 92A of the N.RS.
                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF iEXALT PARTIES

The iExalt Parties jointly and severally represent and warrant to the GCN Parties that:
                         ORGANIZATION OF iEXALT PARTIES.
Each iExalt Party is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each iExalt Party has full corporate power and authority to conduct its business as it is currently being conducted and, unless it will not survive the Merger, as to be conducted following consummation of the Merger. Each iExalt Party is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. The iExalt Parties have delivered to GCN true, correct and complete copies of the Charter Documents of each Exalt Party.
                      AUTHORITY RELATIVE TO THIS AGREEMENT.

Each iExalt Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the Merger, the issuance and delivery of the Merger Shares upon consummation of the Merger have been duly authorized by the respective Boards of Directors of the iExalt Parties, and no other corporate proceedings on the part of either iExalt Party are necessary to authorize this Agreement, the issuance and delivery of the Merger Shares or the consummation of the Merger. This Agreement has been duly executed and delivered by each iExalt Party. Assuming the valid authorization, execution and delivery of this Agreement by each GCN Party, this Agreement is a valid and binding obligation of each iExalt Party, enforceable against each iExalt Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, motorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.
                                 NO VIOLATIONS.
The execution, delivery and performance of this Agreement by the respective iExalt Parties, the issuance and delivery by iExalt of the Merger Shares in connection with the Merger, and the consummation of the Merger will not:
CONSTITUTE A BREACH OR VIOLATION OF OR DEFAULT UNDER THE CHARTER DOCUMENTS OF EITHER iEXALT PARTY OR ANY OF THE iEXALT SUBSIDIARIES OR, ANY LAW APPLICABLE TO EITHER iEXALT PARTY; OR

VIOLATE OR CONFLICT WITH OR RESULT IN A BREACH OF, OR CONSTITUTE A DEFAULT (OR AN EVENT WHICH, WITH NOTICE OR LAPSE OF TIME OR BOTH, WOULD CONSTITUTE A DEFAULT) UNDER OR RESULT IN THE TERMINATION OF, OR ACCELERATE THE PERFORMANCE BY, OR RESULT IN A RIGHT OF TERMINATION UNDER, OR RESULT IN THE CREATION OF ANY LIEN UPON THE ASSETS OR PROPERTIES OF iEXALT OR ANY OF ITS SUBSIDIARIES UNDER, ANY CONTRACT, INDENTURE, LOAN DOCUMENT, LICENSE, PERMIT, ORDER, DECREE OR INSTRUMENT TO WHICH iEXALT OR ANY OF ITS SUBSIDIARIES IS A PARTY OR BY WHICH ANY OF THEM OR THEIR ASSETS OR PROPERTIES ARE BOUND.
                             CONSENTS AND APPROVAL.
No consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Person is required with respect to either iExalt Party or any Subsidiary of iExalt in connection with the execution and delivery of this Agreement, the issuance of the Merger Shares or the consummation of the Merger.

                             iEXALT CAPITALIZATION.
The authorized capital stock of iExalt consists of (i) 100 million shares of iExalt Common Stock and (ii) 20 million shares of Preferred Stock, $.001 par value, of iExalt ("iEXALT PREFERRED STOCK"). At May 31, 2000, 27,390,409 shares of iExalt Common Stock, and no shares of iExalt Preferred Stock, were issued and outstanding, 5,740,999 shares of iExalt Common Stock were reserved for issuance upon exercise of the iExalt Stock Options, and upon satisfying the requirements relating to 999,999 contingent shares granted in connection with iExalt's acquisition of First Choice Marketing. At May 31, 2000, no shares of iExalt Common Stock were held by iExalt as treasury shares. All of the issued and outstanding shares of iExalt Common Stock are duly and validly issued, fully paid and nonassessable, and were issued free of preemptive rights, in compliance with any rights of first refusal. Except for the iExalt Stock Options or as disclosed on Section 3.5 of the iExalt Disclosure Schedule, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of iExalt or any of its Subsidiaries is authorized or outstanding, and there is not outstanding any commitment of iExalt or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither iExalt nor any of its Subsidiaries has any contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. iExalt is not a party, and has no knowledge that any iExalt Shareholders are parties, to any voting agreement, voting trust or similar agreement or arrangement relating to iExalt's capital stock.
Upon their issuance, the Merger will be duly authorized, validly issued, fully paid and nonassessable shares of iExalt Common Stock.

                              iEXALT SUBSIDIARIES.
Section 3.6 of the iExalt Disclosure Schedule sets forth each iExalt Subsidiary and its jurisdiction of incorporation. Each Subsidiary of iExalt is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full authority and corporate power to conduct its business as presently being conducted. Each Subsidiary of iExalt is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. All of the outstanding shares of capital stock of each Subsidiary of iExalt are validly issued, fully paid and nonassessable and are owned of record and beneficially by iExalt or a wholly owned direct or indirect Subsidiary of iExalt, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, voting trust arrangements, shareholders' agreements or other agreements, commitments or understandings relating to the issued and outstanding capital stock of any Subsidiary of iExalt. iExalt does not, directly or indirectly, have any equity investment in any corporation, limited liability company, partnership, joint venture or other business entity.

                          iEXALT FINANCIAL STATEMENTS.
The consolidated balance sheets and consolidated statements of operations, stockholders' equity and cash flows of iExalt and its Subsidiaries included in the iExalt SEC Filings fairly present in all material respects the consolidated financial position of iExalt and its Subsidiaries at their respective dates and the consolidated results of operations of iExalt and its Subsidiaries for the respective periods then ended, in accordance with GAAP, subject, in the case of unaudited interim financial statements, to (i) year-end adjustments (which consist of normal recurring accruals) and (ii) the absence of explanatory footnote disclosures required by GAAP. iExalt's unaudited consolidated balance sheet at May 31, 2000 included in the iExalt SEC Filings is herein called the "LATEST iEXALT BALANCE SHEET."
                           ABSENCE OF CERTAIN CHANGES.
Except as set forth in Section 3.8 of the Exalt Disclosure Schedule, since May 3l, 2000, iExalt and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, there has not occurred a Material Adverse Effect, or any event that could reasonably be expected to result in a Material Adverse Effect, on iExalt and the Subsidiaries considered as a whole.

                                   LITIGATION.
Except as disclosed in Section 3.9 of the iExalt Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the iExalt Parties, threatened against iExalt or any of its Subsidiaries at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator to which iExalt or any iExalt Subsidiary is subject. Neither iExalt Party has knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 3.9 might be commenced with any reasonable likelihood of success.
                          iEXALT INFORMATION STATEMENT.
The information regarding iExalt (including, for purposes of this Section 3.10, information regarding iExalt's officers, directors and shareholders) included in the Information Statement and delivered to GCN and each of the GCN Shareholders will not, on the date the Exalt Information Statement (or any amendment thereof or supplement thereto) is first delivered to the GCN Shareholders, at the time of the execution and delivery of this Agreement and at the Effective Time, contain any statement regarding iExalt that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding iExalt necessary in order to make the statements made therein regarding iExalt not false or misleading in any material respect. If at any time prior the Effective time any event relating to iExalt should be discovered by iExalt which should be set forth in an amendment or a supplement to the iExalt Information Statement, iExalt will promptly inform GCN and the GCN Shareholders.

                                    BROKERS.
No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of either iExalt Party.
                        LIABILITIES TO BE PAID ON CLOSING
Liabilities to be paid at closing are listed on Schedule 3.12

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF GCN PARTIES
Each of the GCN Parties, jointly and severally, represent and warrant to the iExalt Parties
                              ORGANIZATION OF GCN.
GCN is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. GCN has full authority and limited liability company power to conduct its business as it is currently being conducted and as to be conducted following consummation of the Merger. GCN is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification. GCN has delivered to the iExalt Parties true, correct and complete copies of the Charter Documents of GCN.
                      AUTHORITY RELATIVE TO THIS AGREEMENT.
GCN has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the board of directors of GCN, and, except for the approval by the GCN Shareholders of this Agreement, the Plan of Merger and the Merger as contemplated in Section 7.5, no other corporate proceedings on the part of GCN or the GCN Shareholders are necessary to authorize this Agreement or the consummation of the Merger. This Agreement has been duly executed and delivered by GCN. Assuming the valid authorization, execution and delivery of this Agreement by each iExalt Party, this Agreement is a valid and binding obligations of GCN, enforceable against GCN in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.
                                 NO VIOLATIONS.
The execution, delivery end performance of this Agreement by GCN and the consummation of the Merger will not:

CONSTITUTE A BREECH OR VIOLATION OF OR DEFAULT UNDER THE CHARTER DOCUMENTS OF GCN, OR ANY LAW APPLICABLE TO GCN, OR EXCEPT AS ACCURATELY REFLECTED IN SECTION
4.3 OF THE GCN DISCLOSURE SCHEDULE, VIOLATE OR CONFLICT WITH OR RESULT IN A BREACH OF, OR CONSTITUTE A DEFAULT (OR AN EVENT WHICH, WITH NOTICE OR LAPSE OF TIME OR BOTH, WOULD CONSTITUTE A DEFAULT) UNDER OR RESULT IN THE TERMINATION OF, OR ACCELERATE THE

PERFORMANCE BY, OR RESULT IN A RIGHT OF TERMINATION UNDER, OR RESULT IN THE CREATION OF ANY LIEN UPON THE ASSETS OR PROPERTIES OF GCN UNDER, ANY CONTRACT, INDENTURE, LOAN DOCUMENT, LICENSE, PERMIT, ORDER, DECREE OR INSTRUMENT TO WHICH GCN IS A PARTY OR BY WHICH ITS ASSETS OR PROPERTIES ARE BOUND.

                             CONSENTS AND APPROVAL.
Except approval by the GCN Shareholders of this Agreement, the Plan of Merger and Merger as contemplated in Section 7.5, no consent, order, approval, waiver, authorization of, or registration, application, declaration or filing wish, any Person is required with respect to GCN in connection with the execution and delivery of this Agreement or the consummation of the Merger.
                               GCN CAPITALIZATION.
The authorized capital stock of GCN consists of 20,000,000 shares of common stock, $0.01 par value per share, of which at the date of this Agreement, 12,849,382 shares are issued and outstanding and no shares are held by GCN as treasury shares. All of the issued and outstanding shares of GCN Common Stock are duly and validly issued, fully paid and nonassessable, and were issued not in violation of any preemptive rights and in compliance with any rights of first refusal, and in compliance with all Laws. Except as set forth on Section 4.5 of the GCN Disclosure Schedule, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any class of capital stock of GCN is authorized or outstanding and there is not outstanding any commitment of GCN to issue any shares, warrants, options or other such rights or, except as specifically contemplated in this Agreement, to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except under the GCN Common Stock Purchase Agreements, GCN has no contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to make any other distribution in respect thereof Section 4.5 of the GCN Disclosure Schedule also lists all GCN Shareholders, the number of shares of GCN Common Stock owned by each, and state or other jurisdiction of residence of each GCN Shareholder. Except as set forth on Section 4.5 of the GCN Disclosure Schedule, GCN is not a party to any voting agreement, voting trust or similar agreement or arrangement relating to its capital stock.
                                NO SUBSIDIARIES.
Except as set forth on Schedule 4.6 of the GCN Disclosure Schedule, GCN does not, directly or indirectly, have any equity investment in any corporation, limited liability company, partnership or joint venture or other business entity.
                            GCN FINANCIAL STATEMENTS.
Attached to Schedule 4.7 of the GCN Disclosure Schedule, are the unaudited balance sheet and statements of operations, stockholders' equity and cash flows of GCN at December 31, 1999 and June 30, 2000 and for the year and six months then ended (the "GCN FINANCIAL STATEMENTS"). The balance sheets and statements of operations, stockholders' equity and cash flows of GCN included in the GCN Financial Statements, respectively, fairly present in all material respects the financial position of GCN at their respective dates and the results of operations of GCN for the respective periods then ended, except for back salaries owed to GCN officers and employees disclosed in Section 4.9 of the GCN Disclosure Schedule. GCN's unaudited consolidated balance sheet at June 30, 2000 included in the GCN Financial Statements is herein called the "LATEST GCN BALANCE SHEET."
                           ABSENCE OF CERTAIN CHANGES.
Except as set forth in Section 4.8 of the GCN Disclosure Schedule, since June 30, 2000, GCN has conducted its businesses only in the ordinary course, consistent with past practice, there has not occurred a Material Adverse Effect or any event that could reasonably tee expected to result in a Material Adverse Effect on GCN, and GCN has not:

AMENDED ITS CHARTER DOCUMENTS;
ISSUED, SOLD OR DELIVERED, OR AGREED TO ISSUE, SELL OR DELIVER, ANY CAPITAL STOCK OR OTHER SECURITIES, OR GRANTED OR AGREED TO GRANT ANY OPTIONS, WARRANTS OR OTHER RIGHTS CALLING FOR THE ISSUE, SALE OR DELIVERY OF ITS SECURITIES; BORROWED OR AGREED TO BORROW ANY FUNDS, OR INCURRED OR BECOME SUBJECT TO ANY ABSOLUTE OR CONTINGENT OBLIGATION OR LIABILITY, EXCEPT TRADE ACCOUNTS PAYABLE AND ACCRUED OPERATING EXPENSES INCURRED IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICES SINCE JUNE 30, 2000;
PAID ANY OBLIGATION OR LIABILITY OTHER THAN CURRENT LIABILITIES REFLECTED IN
THE LATEST GCN BALANCE SHEET AND CURRENT LIABILITIES INCURRED SINCE JUNE 30, 2000, IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICES; DECLARED OR MADE, OR AGREED TO DECLARE OR MAKE, ANY DISTRIBUTIONS OF ANY ASSETS OF ANY KIND IN RESPECT OF ITS CAPITAL STOCK, OR PURCHASED, REDEEMED OR OTHERWISE ACQUIRED, OR AGREED TO PURCHASE OR REDEEM OR OTHERWISE ACQUIRE, DIRECTLY OR INDIRECTLY, ANY OF ITS OUTSTANDING CAPITAL STOCK;
SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR AGREED TO SELL, TRANSFER OR OTHERWISE DISPOSE OF, ANY OF ITS ASSETS, PROPERTIES OR RIGHTS, OTHER THAN IN THE ORDINARY COURSE OF BUSINESS, OR CANCELED OR OTHERWISE TERMINATED, OR AGREED TO CANCEL OR OTHERWISE TERMINATE, ANY DEBTS OR CLAIMS;
ENTERED INTO OR AGREED TO ENTER INTO ANY AGREEMENT OR ARRANGEMENT GRANTING ANY PREFERENTIAL RIGHT TO PURCHASE ANY OF ITS ASSETS, PROPERTIES OR RIGHTS, OR REQUIRING ANY CONSENT OF ANY PARTY TO THE TRANSFER OR ASSIGNMENT OF ANY SUCH ASSET, PROPERTY OR RIGHT;
SUFFERED ANY MATERIAL CASUALTY DAMAGES, DESTRUCTION OR PHYSICAL LOSSES, OR WAIVED OR SURRENDERED ANY RIGHTS OF VALUE WHICH ARE MATERIAL;
MADE OR PERMITTED ANY AMENDMENT OR TERMINATION OF ANY MATERIAL CONTRACT, AGREEMENT OR LICENSE TO WHICH IT IS A PARTY OR BY WHICH IT OR ANY OF ITS ASSETS OR PROPERTIES ARE SUBJECT;
MADE, DIRECTLY OR INDIRECTLY, ANY ACCRUAL OR ARRANGEMENT FOR OR PAYMENT OF BONUSES OR SPECIAL COMPENSATION OF ANY KIND OR ANY SEVERANCE OR TERMINATION PAY TO ANY PRESENT OR FORMER OFFICER, DIRECTOR, SHAREHOLDER OR EMPLOYEE OF GCN; GRANTED ANY GENERAL PAY INCREASES TO ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, OR ADOPTED ANY NEW OR MADE ANY INCREASE IN ANY EXISTING PROFIT SHARING, BONUS, DEFERRED COMPENSATION, SAVINGS, INSURANCE, PENSION, RETIREMENT OR OTHER EMPLOYEE BENEFIT PLAN FOR OR WITH ANY OF SUCH PERSONS;
INCURRED OR BECOME SUBJECT TO ANY MATERIEL CLAIM OR LIABILITY FOR ANY DAMAGES
OR ALLEGED DAMAGES FOR ACTUAL OR ALLEGED NEGLIGENCE OR OTHER TORT OR BREACH OF CONTRACT; OR SCHEDULE:
MADE OR AGREED TO MAKE ANY CAPITAL EXPENDITURES IN EXCESS OF $10,000 IN THE AGGREGATE.
                           NO UNDISCLOSED LIABILITIES.
Except as disclosed in the Latest GCN Balance Sheet or in Section 4.9 of the GCN Disclosure Schedule, GCN has no liabilities or obligations, known or unknown, fixed or contingent, other then those arising since June 30, 2000 in the ordinary course of business and consistent with past practice and which in the aggregate are not material.
                                 GCN PROPERTIES.
GCN has good and marketable title to the properties and assets reflected in the Latest GCN Balance Sheet (other than properties and assets disposed of in the ordinary course of business consistent with past practices since June 30, 2000, which, in the aggregate, are not material), free of all Liens except Permitted Liens.
                             TAXES AND TAX RETURNS.
Except as described in Section 4.1 1 of the GCN Disclosure

ALL TAX RETURNS REQUIRED TO BE FILED WITH ANY TAXING AUTHORITY BY OR ON BEHALF OF GCN HAS BEEN DULY FILED ON A TIMELY BASIS IN ACCORDANCE WITH ALL APPLICABLE LAWS;
AT THE TIME OF THEIR FILINGS ALL SUCH TAX RETURNS WERE COMPLETE AND CORRECT;
ALL TAXES REQUIRED TO BE PAID BY GCN ON OR BEFORE THE DATE OF THIS AGREEMENT HAVE BEEN PAID, AND THE RESERVES FOR TAXES OF GCN REFLECTED IN THE LATEST GCN BALANCE SHEET ARE ADEQUATE TO COVER ALL TAXES THAT HAVE NOT BEEN PAID, BUT WHICH UNDER GAAP WERE ACCRUABLE, THROUGH THE DATE OF THE LATEST GCN BALANCE SHEET; THERE ARE NO LIENS FOR TAXES UPON ANY ASSETS OF GCN, EXCEPT LIENS FOR TAXES NOT YET DUE FOR CURRENT TAX PERIODS ENDING AFTER THE DATE OF THIS AGREEMENT;
THERE ARE NO OUTSTANDING DEFICIENCIES, ASSESSMENTS OR WRITTEN PROPOSALS FOR THE ASSESSMENT OF TAXES PROPOSED, ASSERTED OR ASSESSED AGAINST GCN, AND, TO THE KNOWLEDGE OF THE GCN PARTIES, NO GROUNDS EXIST FOR ANY SUCH ASSESSMENT OF TAXES;

GCN IS NOT AN OBLIGOR ON, AND NONE OF ITS ASSETS HAVE BEEN FINANCED DIRECTLY OR INDIRECTLY BY, ANY TAX EXEMPT BONDS;
GCN IS NOT NOW, NOR HAS IT BEEN DURING THE APPLICABLE PERIOD SPECIFIED IN
SECTION 897(C)(1)(A)(II) OF THE CODE, AREA1 PROPERTY HOLDING CORPORATION WITHIN THE MEANING OF SECTION 897(C)(2) OF THE CODE;
GCN HAS NOT FILED A CONSENT UNDER SECTION 341(F) OF THE CODE OR AGREED TO HAVE
SECTION 341(F)(2) OF THE CODE APPLY TO THE DISPOSITION OF ITS ASSETS;
NO EXTENSION OF THE STATUTE OF LIMITATIONS ON THE ASSESSMENT OF ANY TAXES HAS BEEN GRANTED TO OR APPLIED FOR BY GCN WITH RESPECT TO GCN;
GCN (X) IS NOT A PARTY TO ANY TAX SHARING OR ALLOCATION AGREEMENT, (Y) HAS NOT BEEN A MEMBER OF A CONSOLIDATED, COMBINED OR UNITARY GROUP FOR PURPOSES OF FILING TAX RETURNS, AND (Z) HAS NO LIABILITY FOR THE TAXES OF ANY OTHER PERSON AS A TRANSFEREE OR SUCCESSOR, BY CONTRACT OR OTHERWISE; AND GCN HAS NOT BEEN NOTIFIED THAT ANY OF THE TAX RETURNS OF GCN ARE THE SUBJECT OF AN AUDIT OR EXAMINATION BY A GOVERNMENTAL ENTITY.
iEXALT AGREES THAT IT WILL SHALL NOT CAUSE OR PERMIT ANY AMENDED TAX RETURN TO BE FILED ON BEHALF OF GCN RELATING TO ANY PRIOR PERIOD TO THE CLOSING DATE, OTHER THAN THOSE REQUIRED BY LAW TO BE FILED, IF THE EFFECT WOULD BE TO INCREASE THE TAX LIABILITY OF ANY GCN SHAREHOLDER FOR ANY SUCH PERIOD.
                                   LITIGATION.
Except as disclosed in Section 4.12 of the GCN Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the GCN Patties threatened, against GCN at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator to which GCN is subject. No GCN Party has knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 4.12 might be commenced with any reasonable likelihood of success.
                             ENVIRONMENTAL MATTERS.
Except as described in Section 4.13 of the GCN Disclosure Schedule:
GCN HOLDS, AND IS IN COMPLIANCE WITH AND HAS BEEN IN COMPLIANCE WITH, ALL ENVIRONMENTAL PERMITS, AND IS OTHERWISE IN COMPLIANCE AND HAS BEEN IN COMPLIANCE WITH, ALL APPLICABLE ENVIRONMENTAL LAWS, AND THERE IS NO CONDITION THAT IS REASONABLY LIKELY TO PREVENT OR INTERFERE WITH COMPLIANCE BY GCN WITH ANY ENVIRONMENTAL LAW;

NO MODIFICATION, REVOCATION, REISSUANCE, ALTERATION, TRANSFER OR AMENDMENT OF ANY ENVIRONMENTAL

PERMIT, OR ANY REVIEW BY, OR APPROVAL OF, ANY GOVERNMENTAL ENTITY OR OTHER THIRD PARTY OF ANY ENVIRONMENTAL PERMIT IS REQUIRED IN CONNECTION WITH THE EXECUTION OR DELIVERY OF THIS AGREEMENT, THE CONSUMMATION OF THE MERGER OR THE OPERATION OF THE BUSINESS OF GCN ON THE CLOSING DATE;
GCN HAS NOT RECEIVED ANY ENVIRONMENTAL CLAIM, NOR, TO THE KNOWLEDGE OF THE GCN PARTIES, HAS ANY ENVIRONMENTAL CLAIM BEEN THREATENED AGAINST GCN;
GCN HAS NOT ENTERED INTO OR AGREED TO, AND IS NOT SUBJECT TO, ANY JUDGMENT, DECREE, ORDER OR OTHER DIRECTIVE ISSUED BY, OR CONSENT ARRANGEMENT WITH, ANY GOVERNMENTAL ENTITY UNDER ANY ENVIRONMENTAL LAW, INCLUDING ANY SUCH JUDGMENT, DECREE, ORDER OR OTHER DIRECTIVE RELATING TO COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR TO THE INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES;
THERE ARE NO CIRCUMSTANCES THAT COULD REASONAB1Y BE EXPECTED TO (X) GIVE RISE TO LIABILITY UNDER ANY AGREEMENTS WITH ANY PERSON UNDER WHICH GCN WOULD BE REQUIRED TO DEFEND, INDEMNIFY, HOLD HARMLESS, OR OTHERWISE BE RESPONSIBLE FOR ANY VIOLATION BY OR OTHER LIABILITY OR EXPENSE OF SUCH PERSON, OR ALLEGED VIOLATION BY OR OTHER LIABILITY OR EXPENSE OF SUCH PERSON, ARISING UNDER ANY ENVIRONMENTAL LAW, OR (Y) PREVENT GCN FROM COMPLYING WITH ITS CONTRACTUAL OBLIGATIONS RELATING TO ANY SUCH MATTER;

THERE ARE NO OTHER CIRCUMSTANCES OR CONDITIONS THAT ARE REASONABLY LIKELY TO GIVE RISE TO LIABILITY OR OBLIGATION OF GCN UNDER ANY ENVIRONMENTAL LAW; AND
NO ENVIRONMENTAL REPORT, SURVEY, REVIEW OR AUDIT RELATING TO GCN, ITS PREDECESSORS, OR ITS PAST OR PRESENT ASSETS OR OPERATIONS HAS BEEN PREPARED BY OR AT THE DIRECTION OR FOR BENEFIT OF, OR HAS BEEN DELIVERED TO, GCN.
                             EMPLOYEE BENEFIT PLANS.
Section 4.14 of the GCN Disclosure Schedule accurately sets forth each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by GCN or any ERISA Affiliate of GCN for the benefit of employees or former employees of GCN (the "GCN EMPLOYEE PLANS,'). GCN has complied, and currently is in compliance, both as to form and operation with the terms of each GCN Employee Plan and all applicable provisions of ERISA and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the GCN Employee Plans. Except as set forth in Section 4.14 of the GCN Disclosure Schedule, GCN has not at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA. All contributions to, and payments from, each GCN Employee Plan which may have been required to be made in accordance with the terms of any such GCN Employee Plan and, where applicable, the Laws which govern such GCN Employee Plan, have been made in a timely manner. All reports, Tax Returns and similar documents with respect to any GCN Employee Plan required to be filed with any Governmental Entity or distributed to any GCN Employee Plan participant have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Entity involving or relating to a GCN Employee Plan, no threatened (to the knowledge of the GCN Parties) or pending claims (except for claims for benefits payable in the normal operation of the GCN Employee Plans), Suits or proceedings against any GCN Employee Plan or asserting any rights or claims to benefits under any GCN Employee Plan which could give rise to a liability of GCN, nor, to the knowledge of the GCN Parties, are there any facts that could give rise to any liability of GCN in the event of any such investigation, claim, suit or proceeding. No notice has been received by GCN of any complaints or other proceedings of any kind involving GCN or any of the employees of GCN before any Governmental Entity relating to any GCN Employee Plan. The assets of each GCN Employee Plan are at least equal to the liabilities of such GCN Employee Plan.

                               MATERIAL CONTRACTS.
Section 4.15 of the GCN Disclosure Schedule lists all of the following written or oral executory contracts, agreements and commitments (collectively, the "GCN CONTRACTS"):
ALL EMPLOYMENT, CONSULTING OR PERSONAL SERVICE AGREEMENTS OR CONTRACTS WITH ANY PRESENT OR FORMER OFFICER, DIRECTOR, SHAREHOLDER OR EMPLOYEE OF GCN WHO HAS AN ANNUAL SALARY OF $50,000 OR MORE;
ALL LOAN OR CREDIT AGREEMENTS, AND ALL BONDS, DEBENTURES, PROMISSORY NOSES OR OTHER INSTRUMENTS OF INDEBTEDNESS, RELATING TO THE BORROWING OF MONEY BY GCN; ALL GUARANTY, SURETYSHIP OR SIMILAR ARRANGEMENTS UNDER WHICH GCN HAS GUARANTEED OR IS OTHERWISE CONTINGENTLY OR SECONDARILY LIABLE FOR ANY INDEBTEDNESS, LIABILITY OR OBLIGATION OF ANY PERSON;
ALL LEASES OR SUBLEASES OF REAL PROPERTY USED IN THE CONDUCT OF BUSINESS OF GCN; ALL CONTRACTS OR AGREEMENTS COMMITTING GCN TO MAKE A CAPITAL EXPENDITURE IN EXCESS OF $10,000;
ALL CONTRACTS, AGREEMENTS, AGREEMENTS IN PRINCIPLE, LETTERS OF INTENT AND MEMORANDA OF UNDERSTANDING WHICH CALL FOR OR CONTEMPLATE THE FUTURE DISPOSITION (INCLUDING RESTRICTIONS ON TRANSFER AND RIGHTS OF FIRST OFFER OR REFUSAL) OR ACQUISITION OF (OR RIGHT TO ACQUIRE) ANY INTEREST IN ANY BUSINESS ENTERPRISE, AND ALL CONTRACTS, AGREEMENTS AND COMMITMENTS RELATING TO THE FUTURE DISPOSITION OF A MATERIAL PORTION OF THE ASSETS AND PROPERTIES OF GCN;
ALL CONTRACTS, AGREEMENTS WITH OR COMMITMENTS TO ANY PERSON CONTAINING ANY PROVISION OR COVENANT RELATING TO THE INDEMNIFICATION OR HOLDING HARMLESS BY GCN WHICH COULD RESULT IN A LIABILITY TO GCN IN EXCESS OF $10,000 OR MORE;
ALL CONTRACTS, AGREEMENTS AND UNDERTAKINGS WITH ANY GOVERNMENTAL ENTITY OR OTHER PERSON WHICH CONTAIN ANY PROVISION OR COVENANT LIMITING (X) THE ABILITY OF GCN TO ENGAGE ON ANY LINE OF BUSINESS, TO COMPETE WITH ANY PERSON, TO DO BUSINESS WITH ANY PERSON OR IN ANY LOCATION OR TO EMPLOY ANY PERSON OR (Y) THE ABILITY OF ANY PERSON TO COMPETE WITH OR OBTAIN PRODUCTS OR SERVICES FROM GCN;
AND
ALL OUTSTANDING PROXIES, POWERS OF ATTORNEY OR SIMILAR DELEGATIONS OF AUTHORITY GRANTED BY GCN TO ANY OTHER PERSON.
ALL OTHER CONTRACTS, AGREEMENTS WITH OR COMMITMENTS TO ANY PERSON INVOLVING CONSIDERATION WITH A VALUE OF $10,000 OR MORE.
GCN has delivered to the iExalt Parties a true and correct copy of each GCN Contract. Each GCN Contract is in full force and effect and constitutes a legal, valid and binding obligation of GCN, and, to the knowledge of the GCN Parties, of each other Person that is a party to it. GCN is not, and to the knowledge of the GCN Parties, no other party to any GCN Contract is, in violation or breach of or in default under such GCN Contract, or with or without notice or lapse of time or both, would be in violation or breach of or in default under any such GCN Contract. No GCN Contract provides that any party thereto other than GCN may terminate such GCN Contract by reason of the execution of this Agreement or the consummation of the Merger.
           GOVERNMENTAL LICENSES AND PERMITS: COMPLIANCE WITH LAW~ GCN has not received notice of any revocation or modification of any license, certification, tariff, permit, registration, exemption, approval or other authorization by any Governmental Entity. The conduct of the business of GCN complies with all applicable Law.
                             INTELLECTUAL PROPERTY.
GCN owns, or have a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property) necessary to or used in the conduct of the business of GCN as now conducted and as proposed to be conducted.
Section 4.17 of the GCN Disclosure Schedule contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to GCN.
Section 4.17 of the GCN Disclosure Schedule also contains a description of all agreements or licenses relating to the acquisition by or license to GCN of such Intellectual Property or under which GCN has sold or granted a right to use any Intellectual Property. All intellectual Property owned by GCN is owned by it or them free and clear of all Liens, except Permitted Liens. The conduct or GCN's business does not conflict with or infringe upon any intellectual Property rights of any other person and no claims of conflict or infringement are pending or, to the knowledge of GCN threatened, against GCN. GCN has made all necessary filings and recordations and has paid all required fees and Taxes to maintain ownership of the Intellectual Property.
                                 LABOR MATTERS.
There is no labor strike, dispute, slowdown, work stoppage, unresolved labor union grievance or labor arbitration proceedings pending or, to the knowledge of the GCN Parties threatened, against GCN, and no current union organizing activities among employees of GCN.
                          TRANSACTIONS WITH AFFILIATES:
Except as set forth in Section 4.19 of the GCN Disclosure Schedule, no Affiliate of GCN: IS A PARTY TO OR HAS ANY INTEREST IN ANY CONTRACT OR AGREEMENT WITH GCN; HAS ANY OUTSTANDING LOAN TO OR RECEIVABLE FROM GCN; OR HAS ANY OWNERSHIP INTEREST (OTHER THAN A STOCK OWNERSHIP INTEREST REPRESENTING LESS THAN 1% OF THE OUTSTANDING STOCK OF ANY CORPORATION WHICH IS PUBLICLY TRADED), DIRECTLY, INDIRECTLY, OR BENEFICIALLY, IN ANY CUSTOMER OF OR SUPPLIER TO GCN.
                           GCN INFORMATION STATEMENT.
The information regarding GCN included in the GCN Information Statement and delivered to iExalt and each of the GCN Shareholders will not, on the date the GCN Information Statement (or any amendment thereof or supplement thereto) is first delivered to the GCN Shareholders, at the time of the execution and delivery of this Agreement and at the Effective Time, contain any statement regarding GCN that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding GCN necessary in order to make the statements made therein regarding GCN not false or misleading in any material respect. If at any time prior the Effective time any event relating to GCN should be discovered by GCN which should be set forth in an amendment or a supplement to the GCN Information Statement, GCN will promptly inform iExalt and the GCN Shareholders.
                                    BROKERS.
No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any GCN Party.
                                    ARTICLE V
        REPRESENTATIONS AND AGREEMENTS OF THE GCN PRINCIPAL SHAREHOLDERS
Each GCN Principal Shareholder, severally as to himself only, represents and warrants to, and agrees with, iExalt Parties that:
                       OWNERSHIP AND STATUS OF GCN SHARES.
The GCN Principal Shareholder is the record and beneficial owner of the number of shares of GCN Common Stock set opposite the GCN Principal Shareholder's name in Section 4.5 of the GCN Disclosure Schedule, free and clear of all Liens.
                     POWER OF THE GCN PRINCIPAL SHAREHOLDER.
The GCN Principal Shareholder has the full power, legal capacity and authority to execute this Agreement and to perform the GCN Principal Shareholder's obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the GCN Principal Shareholder, enforceable against the GCN Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.
                               APPROVAL OF MERGER.
The GCN Principal Shareholder, acting in each capacity in which he is entitled, by reason of GCN's Charter Documents, the NGCL, Chapter 92A of the N.R. S. or any other applicable Laws, to vote to approve or disapprove this Agreement, the Plan of Merger and the Merger, hereby covenants and agrees to vote to approve this Agreement, the Plan of Merger and Merger at the GCN Shareholders' Meeting contemplated in Section 7.5.
                                  NO CONFLICTS.
The execution, delivery and performance of this Agreement by the GCN Principal Shareholder will not:
VIOLATE ANY LAWS:
BREACH OR CONSTITUTE A DEFAULT UNDER ANY AGREEMENT OR INSTRUMENT TO WHICH THE GCN PRINCIPAL SHAREHOLDER IS A PARTY OR BY WHICH THE GCN PRINCIPAL SHAREHOLDER OR ANY OF THE GCN PRINCIPAL SHAREHOLDER'S SHARES OF GCN COMMON STOCK ARE BOUND; OR RESULT IN THE CREATION OR IMPOSITION OF, OR AFFORD ANY PERSON THE RIGHT TO OBTAIN, ANY LIEN UPON THE SHARES OF GCN COMMON STOCK OWNED BY THE GCN PRINCIPAL SHAREHOLDER.
                                 NO LITIGATION.
No Litigation is pending or, to the knowledge of the GCN Principal Shareholder, threatened against the GCN Principal Shareholder which:
QUESTIONS OR INVOLVES THE VALIDITY OR ENFORCEABILITY OF ANY OF THE GCN PRINCIPAL SHAREHOLDER'S OBLIGATIONS UNDER THIS AGREEMENT; OR SEEKS TO PREVENT OR DELAY THE CONSUMMATION BY THE GCN PRINCIPAL SHAREHOLDER OF THE MERGER, OR SEEKS DAMAGES IN CONNECTION WITH ANY CONSUMMATION BY THE GCN PRINCIPAL SHAREHOLDER OF THE MERGER.
                      PREEMPTIVE AND OTHER RIGHTS; WAIVER.
Except for the right of the GCN Shareholder to receive Merger Consideration as a result of the Merger, the GCN Principal Shareholder either:
DOES NOT HAVE ANY STATUTORY OR CONTRACTUAL PREEMPTIVE OR OTHER RIGHT OF ANY KIND (INCLUDING ANY RIGHT OF FIRST OFFER OR REFUSAL) TO ACQUIRE ANY EQUITY INTEREST IN GCN; OR HEREBY IRREVOCABLY WAIVES EACH SUCH RIGHT OF THAT TYPE THAT THE GCN PRINCIPAL SHAREHOLDER HAS OR MAY HAVE.
                          CONTROL OF RELATED BUSINESS.
Except as set forth in Section 4.19 of the GCN Disclosure Schedule, the GCN Principal Shareholder is not, and none of his immediate family member are, in any case alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than GCN, if the GCN Principal Shareholder is an Affiliate of GCN) that: IS ENGAGED IN ANY LINE OF BUSINESS WHICH IS THE SAME AS OR SIMILAR TO ANY LINE OF BUSINESS IN WHICH GCN IS ENGAGED; IS A SIGNIFICANT CUSTOMER OF OR SUPPLIER TO GCN; OR IS, OR HAS WITHIN THE THREE-YEAR PERIOD ENDING ON THE DATE OF THIS AGREEMENT, ENGAGED IN ANY TRANSACTION OR BEEN A PARTY TO ANY AGREEMENT WITH GCN (OTHER THAN TRANSACTION INHERENT IN HIS RELATIONSHIP AS A SHAREHOLDER, DIRECTOR OR EMPLOYEE OF GCN).
                           INVESTMENT REPRESENTATIONS.
GCN PRINCIPAL SHAREHOLDERS INVESTMENT SUITABILITY AND RELATED MATTERS. THE GCN PRINCIPAL SHAREHOLDER HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, iEXALT OFFICERS AND DIRECTORS CONCERNING THE GCN PRINCIPAL SHAREHOLDER'S ACQUISITION OF iEXALT COMMON STOCK, AND TO OBTAIN SUCH OTHER INFORMATION CONCERNING iEXALT AND THE iEXALT COMMON STOCK (INCLUDING THE iEXALT INFORMATION STATEMENT) TO THE EXTENT THEY POSSESS THE SAME OR COULD ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, AS THE GCN PRINCIPAL SHAREHOLDER DEEMED NECESSARY IN MAKING AN INFORMED INVESTMENT DECISION, (II) THE GCN PRINCIPAL SHAREHOLDER IS AWARE OF THE RISKS ASSOCIATED WITH OWNERSHIP OF iEXALT COMMON STOCK (III) THE GCN PRINCIPAL SHAREHOLDER IS CAPABLE OF BEARING

THE FINANCIAL RISKS ASSOCIATED WITH SUCH OWNERSHIP AND (IV) THE GCN PRINCIPAL SHAREHOLDER HAS SUCH KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS THAT THE GCN PRINCIPAL SHAREHOLDER IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE INVESTMENT IN EXALT COMMON STOCK.
MERGER SHARES NOT REGISTERED. THE ISSUANCE OF THE MERGER SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.
RELIANCE ON REPRESENTATIONS. THE MERGER SHARES WILL BE ISSUED, TO THE GCN PRINCIPAL SHAREHOLDER IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS, AND THE AVAILABILITY OF SUCH EXEMPTIONS DEPENDS IN PART UPON THE GCN PRINCIPAL SHAREHOLDER'S BONA FIDE INVESTMENT INTENT WITH RESPECT TO SUCH SHARES.
INVESTMENT INTENT. THE GCN PRINCIPAL SHAREHOLDER'S ACQUISITION OF THE MERGER SHARES PURSUANT TO THIS AGREEMENT IS SOLELY FOR ITS OWN ACCOUNT FOR INVESTMENT, AND THE GCN PRINCIPAL SHAREHOLDER IS NOT ACQUIRING SUCH SHARES PURSUANT TO THIS AGREEMENT FOR THE ACCOUNT OF ANY OTHER PERSON OR WITH A VIEW TOWARD RESALE, ASSIGNMENT, FRACTIONALIZATION, OR DISTRIBUTION THEREOF.
PERMITTED RESALE. THE GCN PRINCIPAL SHAREHOLDER SHALL NOT OFFER FOR SALE, SELL, TRANSFER, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF ANY OF THE MERGER SHARES IT ACQUIRES PURSUANT TO THIS AGREEMENT, EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UPON DELIVERY TO iEXALT OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO iEXALT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE. RESTRICTIVE LEGEND. IN ADDITION TO ANY OTHER LEGENDS REQUIRED BY LAW OR THE OTHER AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH, THE CERTIFICATES EVIDENCING THE MERGER SHARES ISSUED PURSUANT TO THIS AGREEMENT WILL BEAR A CONSPICUOUS RESTRICTIVE LEGEND SUBSTANTIALLY AS FOLLOWS:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933,AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                   ARTICLE VI
                        iEXALT COVENANTS PENDING CLOSING
The iExalt Parties agree that pending the Closing:
                            NOTICE OF CERTAIN EVENTS.
iExalt shall notify GCN of any matter or event which comes to the knowledge of the iExalt Parties which makes or could make any representation and warranty made concerning iExalt or any of its Subsidiaries in Article III untrue.
                             ACCESS AND INFORMATION.
iExalt shall give GCN and its representatives full access during normal business hours to all the properties, books, contracts, commitments and records of iExalt and its Subsidiaries so that GCN may have full opportunity to make such investigation of iExalt and its Subsidiaries as they shall reasonably request in advance.
                                CONFIDENTIALITY.
Except for information required or appropriate for inclusion in any application, filing, statement or notice to be filed by iExalt with any Governmental Entity, all information and data furnished by the GCN Parties to the iExalt Parties under this Agreement shall be received, held and treated confidentially by the iExalt Parties, and none of such information shall be used in any manner for the benefit of iExalt or any of its Subsidiaries or for the benefit of any business controlled by it or them. As soon as practicable after any termination of this Agreement, the iExalt Parties shall return to GCN, and shall cause their representatives to return to GCN, all documents (and all copies thereof) obtained from GCN under this Agreement.
                             CONSUMMATION OF MERGER.
The iExalt Parties shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Merger shall be consummated.
                                   ARTICLE VII
                        COVENANTS OF GCN PENDING CLOSING
The GCN patties agree that pending the Closing:
                              CONDUCT OF BUSINESS.
GCN shall conduct its operations according to its ordinary and usual course of business, and shall use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain normal business relationships with customers, clients and others having business relationships with it. GCN shall confer on a regular and frequent basis with one or more designated representatives of iExalt to report on operational matters of materiality and to report the general status of ongoing operations of GCN. GCN shall notify iExalt of:

ANY UNEXPECTED MATERIAL EMERGENCY OR OTHER MATERIAL CHANGE IN THE NORMAL COURSE OF BUSINESS OR IN THE OPERATION OF THE PROPERTIES OF GCN; ANY SIGNIFICANT DEVELOPMENT IN ANY REGULATORY PROCEEDINGS, GOVERNMENTAL COMPLAINTS, INVESTIGATIONS OR HEARINGS (OR COMMUNICATION INDICATING THAT ANY MAY BE CONTEMPLATED) INVOLVING GCN; AND ANY MATTER OR EVENT WHICH COMES TO THE KNOWLEDGE OF GCN PARTIES AND WHICH MAKES OR COULD MAKE ANY REPRESENTATION AND WARRANTY MADE CONCERNING GCN IN ARTICLES IV OR V UNTRUE OR INACCURATE.
GCN SHALL KEEP iEXALT FULLY INFORMED OF SUCH EVENTS AND PERMIT REPRESENTATIVES OF iEXALT ACCESS TO ALL MATERIALS PREPARED IN CONNECTION WITH SUCH EVENTS.
                               FORBEARANCE BY GCN.
GCN shall not:

AMEND OR PROPOSE TO AMEND ITS CHARTER DOCUMENTS;
ISSUE ANY SHARES OF GCN COMMON STOCK OR SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OF GCN COMMON STOCK, OR ENTER INTO ANY AGREEMENT OR COMMITMENT FOR THE ISSUANCE OR PURCHASE OF ANY SUCH SHARES OR SECURITIES, WITH THE EXCEPTION OF THE CONVERSION OF THE PREFERRED SHARES INTO COMMON; SPLIT, COMBINE OR RECLASSIFY ANY OUTSTANDING SHARES OF GCN COMMON STOCK;
 DECLARE, PAY OR SET ASIDE FOR PAYMENT ANY DIVIDEND OR OTHER DISTRIBUTION IN RESPECT OF ANY OUTSTANDING SHARES OF GCN COMMON STOCK; INCUR ANY INDEBTEDNESS FOR BORROWED MONEY; INCREASE THE COMPENSATION LEVELS OF ITS OFFICERS OR MANAGEMENT LEVEL EMPLOYEES OR GRANT ANY GENERAL SALARY INCREASES; ENTER INTO ANY MATERIAL LEASE AGREEMENTS OR OTHER LONG-TERM COMMITMENTS;
 ACQUIRE OR NEGOTIATE FOR THE ACQUISITION OF ANY BUSINESS EITHER DIRECTLY OR INDIRECTLY; SELL OR AGREE TO SELL ALL OR SUBSTANTIALLY ALL, OR ANY MATERIAL PORTION, OF ITS ASSETS, OR MERGE OR CONSOLIDATE WITH ANY OTHER ENTITY; OR TAKE ANY OF THE OTHER ACTIONS OR PERMIT TO OCCUR ANY OF THE OTHER EVENTS SPECIFIED IN
SECTION 4.8 WHICH ARE WITHIN THE CONTROL OF GCN.
                             ACCESS AND INFORMATION.
GCN shall give iExalt and its representatives access during normal business hours to all the properties, books, contracts, commitments and records of GCN so that iExalt may have full opportunity to make such investigation of GCN as they shall reasonably request in advance. GCN will furnish iExalt all information concerning GCN required for inclusion in any application, filing, statement or notice made by iExalt to, or filed or joined in by iExalt with, any Government Entity in connection with this Agreement or the Merger. None of the information furnished to iExalt under this Section 7.3, including any information concerning GCN furnished by it for inclusion in the iExalt Information Statement (if any) or otherwise contained in the GCN Information Statement shall, at the date furnished or the date distributed to the GCN Shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
                                CONFIDENTIALITY.
All information and data furnished to GCN by a iExalt Party under this Agreement, whether furnished orally or in writing, shall be received, held and treated confidentially by GCN, and none of such information shall be used in any manner for the benefit of GCN or for the benefit of any business controlled by it. As soon as practicable after any termination of this Agreement, GCN shall return to the iExalt Parties, and shall cause its representatives to return to the iExalt Parties, respectively, all documents (and all copies thereof) obtained from them under this Agreement.
                           GCN SHAREHOLDERS' MEETING.
GCN shall call a special meeting of the GCN Shareholders determined as of the GCN Record Date (the "GCN SHAREHOLDERS' MEETING") to tee held to vote to approve this Agreement, the Plan of Merger end the Merger. GCN shall use its best efforts to hold the GCN Shareholders' Meeting not later than 15 days following the mailing date of the required notice of the GCN Shareholders' Meeting and related materials, which mailing date shall be not later than five days after execution of this Agreement and the Plan of Merger by the Parties. GCN shall recommend the approval of the matters to be acted upon at the GCN Shareholders' Meeting as provided above, and agrees to use its best efforts to obtain a favorable vote thereon.
                                WINEROTH CLAIMS.
As soon as practicable after execution of this Agreement and the Plan of Merger but on or before the Closing date, GCN shall use ITS commercially reasonable efforts to settle in writing any claims by Barry D. Wineroth or The Barry D. Wineroth Family Trust U/T/A dated August 2, 1984 (the "WINEROTH TRUST") relating to his or its purported investment in GCN preferred stock (the "PREFERRED STOCK CLAIM",) by issuing to Barry D. Wineroth and/or the Wineroth Trust solely additional shares of GCN Common Stock immediately prior to the Effective Time in full satisfaction of such Preferred

Stock Claim.
                          DISPOSITION OF SUBSIDIARIES.
As soon as practicable after execution of this Agreement but on or before the Closing Date, GCN shall distribute to the GCN Shareholders, or otherwise dispose of, its equity interests in CoolDeal.com, Inc. and CoolDeal.com Promotions, Inc., each of which is a Nevada corporation and wholly owned subsidiary of GCN.
                             CONSUMMATION OF MERGER.
GCN shall use its best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Merger shall be consummated.
                                  ARTICLE VIII
                                MUTUAL CONDITIONS
The respective obligations of all Parties to consummate the Merger is subject to the fulfillment of the following condition on or before the Closing Date:
                             NO ADVERSE PROCEEDINGS.
No order entered or Law promulgated or entered by any Governmental Entity shall be in effect which would prevent consummation of the Merger, and no proceeding brought by a Governmental Entity or any other Person shall have been commenced and be pending which seeks to restrain, enjoin, prevent or materially delay or restructure the Merger.
                            GCN SHAREHOLDER APPROVAL.
At the GCN Shareholders' Meeting, this Agreement, the Plan of Merger and Merger shall have been approved by the requisite vote of the GCN Shareholders.

                                   ARTICLE IX
                   CONDITIONS TO OBLIGATIONS OF iEXALT PARTIES
The respective obligations of the iExalt Parties to consummate the Merger are subject to the fulfillment of each of the following conditions on or before the Closing Date:
                        REPRESENTATIONS TRUE AT CLOSING.
The iExalt Parties shall not have discovered any material error, misstatement or omission in the representations and warranties made by the GCN Parties in either of Articles IV or V; the representations and warranties made by the GCN Parties in Articles IV and V shall be deemed to have been made again as of the time of the Closing, and shall then be true in all material respects; each GCN Party shall have performed and complied with all agreements and conditions required to be performed or complied with by it at or prior to the Closing; and the iExalt Parties shall have received certificates, each dated the Closing Date, of the President or a Vice President of GCN, to the effect set forth in this Section 9.1.
                               NO ADVERSE CHANGES.
Since the date of this Agreement, no event shall have occurred which has had or could be reasonably expected to have a Material Adverse Effect on GCN.
                             OPINION OF GCN COUNSEL.
The iExalt Parties shall have received an opinion, dated the Closing Date, of Hale Lane Peck Dennison Howard and Anderson, a Professional Corporation and special counsel to GCN, substantially in the form attached as Exhibit A to this Agreement.
                                    CONSENTS.
The iExalt Parties shall have received duly executed copies of all consents, authorizations, orders or approvals of any Governmental Entity or Person necessary for or required by any GCN Party for execution of this Agreement or consummation of the Merger.
                     RESIGNATION OF OFFICERS AND DIRECTORS.
iExalt and GCN shall have received resignations of all officers and directors of GCN not designated as such in the Plan of Merger.
                             EMPLOYMENT AGREEMENTS.
Each of David E. Fritsche, Jr. and Robert A. Fritsche shall have executed and delivered to iExalt an employment substantially in the form attached hereto as Exhibits C-1 and C-2, respectively.

                                    RELEASES.
The iExalt Parties and GCN shall have received a Release, in the form attached as Exhibit D to this Agreement, from each GCN Shareholder as of the Closing Date.
                     GCN SHAREHOLDER INVESTMENT AGREEMENTS.
The iExalt Parties shall have received an Investment Agreement, in the form attached as Exhibit E to this Agreement, from each GCN Half-Percent Shareholder as of the Closing Date (other than the GCN Principal Shareholders).
                                 NO DISSENTERS.
No GCN Shareholder shall have properly and timely exercised their dissenters' rights with respect to this Agreement, the Plan of Merger or the Merger in accordance with Chapter 92A of the N.R S.
                       NON-FOREIGN STATUS TAX CERTIFICATE.
iExalt shall have received a Non-Foreign Status Tax Certificate, in the form attached as Exhibit F to this Agreement, from each GCN Shareholder as of the Closing Date.
                                WINEROTH MATTERS.
The iExalt Parties and GCN shall have received (i) a written settlement agreement executed by GCN and each of Barry D. Wineroth and the Wineroth Trust as contemplated in Section 7.6 in full satisfaction of the Preferred Stock Claim and (ii) a written amendment, modification, extension, restructure, refinancing or settlement agreement with respect to the Wineroth Debt executed by GCN and Barry D. Wineroth, each of which shall be on terms satisfactory to the iExalt Parties.
                          DISPOSITION OF SUBSIDIARIES.
GCN shall have distributed to the GCN Shareholders, or otherwise disposed of, its equity interest in CoolDeal.com, Inc. and CoolDeal.com Promotions, inc. as contemplated by Section 7.7, and GCN shall have provided to the iExalt Parties written evidence of such distribution or disposition reasonably satisfactory to the iExalt Parties.
                                OTHER DOCUMENTS.
The iExalt Parties shall have received the certificates, instruments and documents listed below:
THE CERTIFICATES REPRESENTING ALL OF THE ISSUED AND OUTSTANDING SHARES OF GCN COMMON STOCK AS OF THE CLOSING DATE, DULY ENDORSED TO iEXALT.
ALL STOCK TRANSFER REGISTERS, MINUTE BOOKS AND OTHER CORPORATE RECORDS PERTAINING TO GCN; AND SUCH OTHER CERTIFICATES, INSTRUMENTS AND DOCUMENTS AS MAY BE REASONABLY REQUESTED BY THE iEXALT PARTIES CONSISTENT WITH THE PROVISIONS HEREOF.
                                    ARTICLE X
                      CONDITIONS TO GCN PARTIES OBLIGATIONS
The respective obligations of the GCN parties to consummate the Merger are subject to the fulfillment of each of the following conditions on or before the Closing Date:
                     iEXALT REPRESENTATIONS TRUE AT CLOSING.
GCN shall not have discovered any material error, misstatement or omission in the representations and warranties made by the iExalt Parties in Article m, the representations and warranties made by the iExalt Parties in Article m shall be deemed to have been made again as of the time of the Closing, and shall then be true in all material respects; each iExalt Party shall have performed and complied with all agreements and conditions required to be performed or complied with by it at or prior to the Closing; and GCN shall have received certificates, each dated the Closing Date, of the President or Vice President of each of the iExalt Parties, to the effects set forth in this Section 10.1.
                           NO ADVERSE iEXALT CHANGES.
Since the date of this Agreement, no evens shell have occurred which could reasonably be expected to have a Material Adverse Effect on iExalt.
                           OPINION OF EXALT'S COUNSEL.
GCN and the GCN Shareholders shall have received an opinion, dated the Closing Date, of Porter & Hedges, L.L.P., counsel to the iExalt Parties, substantially in the form attached as Exhibit B to this Agreement.

                             EMPLOYMENT AGREEMENTS.
GCN shall have entered into the Employment Agreements with David E. Fritsche, Jr. and Robert A. Fritsche substantially in the form attached as Exhibits C-1 and C-2, respectively.
                                OTHER DOCUMENTS.
The GCN Shareholders shall have received the certificates, instruments and documents listed below: STOCK CERTIFICATES OF iEXALT COMMON STOCK REPRESENTING THE MERGER SHARES; AND SUCH OTHER CERTIFICATES, INSTRUMENTS AND DOCUMENTS AS MAY BE REASONABLY REQUESTED BY THE GCN PARTIES CONSISTENT WITH THE PROVISIONS HEREOF.
                                   ARTICLE XL
                              ADDITIONAL AGREEMENTS
                  AGREEMENT AS TO PAYMENT OF GCN BACK SALARIES.
iExalt hereby agrees to pay, or cause GCN to pay, the accrued and unpaid back salaries set forth on Section 4.9 of the GCN Disclosure Schedules.
                             CONSENTS AND APPROVALS.
All Parties shall use their best efforts to obtain before the Closing, all other consents and approvals from any Governmental Entity or Person that are necessary or required by any Party for the execution of this Agreement or the consummation of the Merger.
                                   PUBLICITY.
No Party other than iExalt or GCN shall issue any press release or public announcement pertaining to the Merger. iExalt and GCN shall consult with each other concerning any such press release or public announcement and shall use their best efforts to agree on its text before its public dissemination and before making any filings with any Governmental Entity or national securities exchange with respect to any such press release or public announcement. In cases where iExalt and GCN are unable to agree on a press release or public announcement, the Party proposing it will not issue or make it unless the proposing Party is required to do so by Law or by any listing agreement with, or rules of, any national securities exchange, in which case the Party so obligated shall use its reasonable efforts to provide a copy of the press release or public announcement to the other Party before its filing or public dissemination.
                                    EXPENSES.
Each iExalt Party shall pay its own costs and expenses incurred in connection with the Merger, and GCN shall pay its costs and expenses and the costs and expenses of the GCN Shareholders :(but not any fees or expenses of any separate counsel for any GCN Shareholder) in connection with the Merger, in each case whether or not the Merger is consummated.
                                CONVEYANCE TAXES.
The Parties shall cooperate in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer tax, any stock transfer or stamp tax, or any other similar transfer or conveyance taxes which become payable in connection with the Merger. This
Section 1 1.4 does not apply or extend to any federal, state, or local income
Tax.
                                RULE 144 REPORTS.
For as long as any GCN Shareholders remains subject to SEC Rule 144 with respect to the GCN Shareholder's sale of the Merger Shares, iExalt will make available to such GCN Shareholder the benefit of rules and regulations of the SEC which may permit such GCN Shareholder to sell the Merger Shares without registration by:

MAKING AND KEEPING "CURRENT PUBLIC INFORMATION" "AVAILABLE" (AS BOTH THOSE
TERMS ARE DEFINED IN RULE 144) AT ALL TIMES; TIMELY FILING WITH SEC IN ACCORDANCE WITH ALL APPLICABLE RULES AND REGULATIONS, ALL REPORTS AND OTHER DOCUMENTS (X) REQUIRED OF iEXALT FOR RULE 144, AS SUCH RULE MAY BE AMENDED FROM TIME TO TIME (OR ANY RULE, REGULATION, OR STATUTE REPLACING RULE 144) TO BE AVAILABLE AND (Y) REQUIRED TO BE FILED UNDER SECTION 15(D) OF THE EXCHANGE ACT EVEN IF iEXALT'S DUTY TO FILE THOSE REPORTS OR DOCUMENTS IS SUSPENDED OR OTHERWISE TERMINATED UNDER THE TERMS OF SECTION 15(D); AND FURNISHING A WRITTEN STATEMENT BY iEXALT THAT IT HAS COMPLIED WITH THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND RULE 144, TOGETHER WITH A COPY OF THE MOST RECENT ANNUAL OR QUARTERLY REPORT OF iEXALT AND SUCH REPORTS AND DOCUMENTS FILED BY iEXALT WITH THE SEC AS MAY REASONABLY BE REQUESTED BY ANY SUCH GCN SHAREHOLDER.
                                    DISPUTES
Any dispute arising from this agreement shall be governed in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.
                                   ARTICLE XII
              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                              NATURE OF STATEMENTS.
All, but only those, statements contained in this Agreement or any Disclosure Schedule or certificate delivered by or on behalf of a Party under this Agreement shall be deemed representations and warranties made by that Party in connection with the transactions contemplated by this Agreement.
                   SURVIVAL OF REPRESENTATIONS END WARRANTIES.
Regardless of any investigation mace at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation, the representations and warranties made by the iExalt Parties in Article IV, and the representations and warranties made by the GCN Parties in Article IV, shall survive for a period of two years after the Closing, except that the representations and warranties contained in Section 4.11 shall survive until the expiration applicable statute of limitations (collectively the "SURVIVAL PERIOD"). Any indemnification claim related to representations and warranties contained in Articles IV and IV end which is made during such two-year period (or prior to the expiration of the applicable statute of limitations, as the case may be) shall remain in effect for such indemnification notwithstanding such claim may not be resolved before expiration of the applicable survival period. Regardless of any investigation made at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation, all representations and warranties made by the respective GCN Shareholders in Article V shall survive the Closing indefinitely and shall continue in effect thereafter.
                                  ARTICLE XIII
                                 INDEMNIFICATION
The respective indemnification obligations of the Parties are:
      INDEMNIFICATION REGARDING ARTICLE 1V REPRESENTATIONS. WARRANTIES AND
                                  GCN COVENANT
Each GCN Shareholder, jointly and severally, agrees to pay and to indemnify and hold harmless and defend each iExalt Party and its Affiliates, and their respective successors and assigns from and against any and all Damages caused by or arising out of or in respect of:

ANY BREACH OR DEFAULT IN THE PERFORMANCE BY GCN OF ANY COVENANT OR AGREEMENT OF GCN CONTAINED IN THIS AGREEMENT; AND

ANY BREACH OF WARRANTY OR INACCURATE OR ERRONEOUS REPRESENTATION CONTAINED IN
ARTICLE 1V OF THIS AGREEMENT.
INDEMNIFICATION REGARDING ARTICLE V REPRESENTATIONS AND WARRANTIES AND GCN SHAREHOLDER
                                   COVENANTS.
Each GCN Shareholder severally agrees to pay and to indemnify and hold harmless each iExalt Party, GCN, and their respective Affiliates (but, in the case of GCN, only its Affiliates after the Closing), successors and assigns from and against any and all Damages caused by, arising out of or in respect of:
ANY BREACH OR DEFAULT IN THE PERFORMANCE BY THE GCN SHAREHOLDER OF ANY COVENANT OR AGREEMENT MADE BY THE GCN SHAREHOLDER IN THIS AGREEMENT; OR
ANY BREACH OF WARRANTY OR INACCURATE OR ERRONEOUS REPRESENTATION MADE BY THE
GCN SHAREHOLDER IN ARTICLE V OF THIS AGREEMENT.
                     INDEMNIFICATION BY THE iEXALT PARTIES.
The iExalt Parties, jointly and severally, agree to pay and to indemnify and hold harmless and defend each GCN Party and its Affiliates (but not GCN after the Closing), and their respective successors and assigns from and against any and all Damages caused by or arising out of or in respect of:
ANY BREACH OR DEFAULT IN THE PERFORMANCE BY ANY iEXALT PARTY OF ANY COVENANT OR AGREEMENT OF SUCH iEXALT PARTY CONTAINED IN THIS AGREEMENT; AND ANY BREACH OF WARRANTY OR INACCURATE OR ERRONEOUS REPRESENTATION CONTAINED IN ARTICLE III OF THIS AGREEMENT.
                      LIMITATION ON INDEMNIFICATION CLAIMS.
Notwithstanding anything contained herein to the contrary, in no event will the indemnification obligation under this Article XIV of any Party exceed the TRANSACTION VALUE, and no Party shall be liable under this Article XIV for the breach of any representation or warranty in Articles m and IV except to the extent the aggregate amount of such liability (for all such claims) exceeds $25,000, in which event the indemnifying party shall be liable for amounts in excess of $25,000.
                          REQUESTS FOR INDEMNIFICATION.
If any Party (an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this Article XIII (any such item being herein called an "INDEMNITY MATTER 'L, the Indemnified Party shall give prompt written notice of the Indemnity Matter to the indemnifying Party, requesting indemnification there for, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the indemnified Party mutual~ agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.
If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Matter which the Indemnifying Party defends, or, if appropriate and related to the Indemnity Matter in question, in making any counterclaim against the person asserting the Indemnity Matter, or any cross-complaint against any person. No Indemnity Matter may be settled by the Indemnified Party without the consent of the Indemnifying Pany, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the Damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such Damages are fully compensable in money, no Indemnity Matter may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the
Indemnified Patty's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this
Article XIII to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the indemnifying Party with respect to such matters pursuant to this
Article XIII.
After the delivery of a notice of an Indemnity Matter hereunder, at the reasonable request of the indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public or not already within the knowledge of the Indemnifying Party, except as may be required by applicable law. The Indemnifying Party shall request its representatives not to disclose any such information (unless already within its knowledge or as may be required by applicable law). All such access shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnified Party.
                                   ARTICLE XIV
                            AMENDMENT AND TERMINATION
                                   AMENDMENT.
This Agreement may be amended by iExalt and GCN, by or pursuant to action taken by the Boards of Directors of iExalt and GCN, but no amendment shall be made which decreases the number of Merger Shares issuable to the GCN Shareholders in connection with the Merger, without the further approval of the GCN's Shareholders. This Agreement may be amended only by a written instrument executed by iExalt and GCN.
                                     WAIVER.
At any time on or before the Closing Date, each of the Parties may (i) extend the time for the performance of any of the obligations or other act of any of the other Parties, (ii):waive any inaccuracies in the representations and warranties made in this Agreement or in a Disclosure Schedule of a Party, (iii) waive compliance with any of the agreements or conditions of this Agreement which may be legally waived, and (iv) grant consents under this Agreement. Any such extension, waiver or grant shall be valid only if evidenced by a written instrument executed by the Party giving it. Any such extension, waiver or "rant on behalf of(i)the iExalt Parties need only be executed by iExalt, and (ii) the GCN Parties need only be executed by GCN.
                                  TERMINATION.
This Agreement may be terminated at any time before the Closing by: the mutual consent of the Boards of Directors of iExalt and GCN; and by the Board of Directors of iExalt or GCN if the Merger has not been consummated on or before October l6, 2000 (or any later date which may be agreed to by the mutual written consent of the Boards of Directors of iExalt and GCN); PROVIDED, HOWEVER, that such right to terminate this Agreement shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the failure of the Merger to occur on or before such date.
                          CONSEQUENCES OF TERMINATION.
If this Agreement is terminated as provided in Section l4.3, it shall become void and there shall be no liability or obligation on the part of any Party or their respective officers or directors except that the provisions of Sections
6.3 7.4, ll.3, shall survive such a termination. Nothing in this Section l4.4 shall, however, relieve any Party from any liability for any breach of this Agreement.

                                   ARTICLE XV
                               GENERAL PROVISIONS
                              TAX REPRESENTATIONS.
The Merger is intended to qualify as a reorganization within the meaning of
Section 368(aX2)(E) of the Code, but neither iExalt nor Merger Sub make any representations or warranties that the Merger will so qualify as a reorganization.
                               NON-BUSINESS DAYS.
If the date on which any action (including the delivery of notices) to be taken under this Agreement falls on a day which is not a Business Day, the action will be deemed timely taken if on the next following Business Day.
                           iEXALT SHAREHOLDER CONSENT.
Pursuant to the NGCL and Chapter 92A of the N.RS., by execution of this Agreement, iExalt, as the sole shareholder of Merger Sub, hereby approves by written consent this Agreement, the Merger and the Plan of Merger.
                      GCN WAIVER OF SHARE PURCHASE RIGHTS.
By execution of this Agreement, GCN hereby waives any and all rights it may have to acquire or otherwise purchase any outstanding shares of GCN capital stock as a result of the Merger or otherwise including, without limitation, any right of first refusal or other preferential rights it may have with respect to shares of GCN capital stock under the GCN Common Stock Purchase Agreements.
                                    NOTICES.
All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopier (with receipt confirmed) to a Party at the address or telecopy number, as applicable, set forth below (as any such address or telecopier number may be changed from time to time by notice similarly given):

IF TO EITHER iEXALT PARTY, TO:

   iExalt, Inc.
   430l Windfern
   Houston, Texas 7704l
   Attention:     Donald W. Sapaugh
   Chairman and Chief Executive Officer
   Telecopy No.(28l) 600-4000

if to any GCN Party, to:
      Global Christian Network, Inc.
      P.O Box ll495
      Reno, Nevada 895l0
      Attention: David E. Fritsche, Jr.
      Telecopy No.: (775)829-6682

with copy to:
      Hale Lane Peek Dennison Howard and Anderson
      2300 West Sahara Avenue, Eighth Floor, Box 8
      Las Vegas, Nevada 89l02
      Attention: Jerome R. Smith
      Telecopy No.: (702) 635-6940

                                ENTIRE AGREEMENT.
This Agreement, its Exhibits, the Disclosure Schedules, and all documents delivered under this Agreement, constitute the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement.
                           ASSIGNMENT; BINDING EFFECT.
This Agreement may not be assigned by any of its Parties. Subject to the preceding sentence, this Agreement shall be binding upon the Parties and their respective successors and assigns.
                                  COUNTERPARTS.
This Agreement may be executed in counterparts that together shall constitute a single agreement. Delivery by telephonic facsimile transmission of a signed counterpart of this Agreement shall be effective as delivery of a manually signed counterpart.
                          GOVERNING LAW: JURISDICTION.
This Agreement and the rights and obligations of the parties created hereby shall be governed by the internal Laws of the State of Texas without regard to its conflict of law rules. The Parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Texas in connection with any dispute between or among them arising under this Agreement.
                           SEVERABILITY OF PROVISIONS.
If a provision of this Agreement or its application to any Person or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.
                              SPECIFIC PERFORMANCE.
Each Party agrees that one or more other Parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. Therefore, the Parties agree chat each Party shall be enticed to an injunction or injunctions to prevent breaches of this Agreement or any of its provisions and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof haying subject matter jurisdiction, in addition to any other remedy to which a Party may be entitled, at law or in equity.
                                 JOINT DRAFTING.
This Agreement and its Exhibits have been jointly drafted by the Parties and their counsel. Neither this Agreement nor any of its Exhibits shall be construed against any Party based on its authorship.
                                    CAPTIONS.
The article and section headings in this Agreement are for convenience only, and shall not affect the meaning or interpretation of this Agreement.
                          NO THIRD-PARTY BENEFICIARIES.
There are no third-party beneficiaries of this Agreement, except that the respective Affiliates of the Parties are entitled to the benefits of the respective indemnification obligations of the Parties under Article XIII.
                                  ARBITRATION.
Any dispute arising from this agreement shall be governed in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.



[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.
iEXALT PARTIES:

iEXALT, INC.

/s/ DONALD SAPAUGH
Donald W. Sapaugh
Chairman and Chief Executive Officer:

GCN COMBINATION CORP.

/s/ DONALD SAPAUGH
Donald W. Sapaugh
President

GCN:

GLOBAL CHRISTIAN NETWORK, INC.

By: /s/ DAVID FRITSCHE

David Fritsche
President


GCN PRINCIPAL SHAREHOLDERS:


/s/ DAVID FRITSCHE
David E. Fritsche, Jr.




/s/ ROBERT A. FRITSCHE
Robert Fritsche